Exhibit 99.1

CHINA HOUSING & LAND DEVELOPMENT COMPLETES A CONTRACT FOR CONSTRUCTION FINANCING OF RMB 300 MILLION.

Xi’an, China – September 3, 2008 – China Housing & Land Development, Inc., (NASDAQ: CHLN) today announced it has completed a contract for construction financing of RMB 300 million.

Under the company’s RMB 1 billion credit line for construction loans with China Construction Bank Shaanxi Branch that was announced on July 7, 2008, China Housing & Land Development recently signed the contract for the first construction loan, which will total RMB 300 million. This loan completes the financing needs for China Housing’s Tsining JunJing II housing project through 2011. The annual interest rate on the loan will be 8.316 percent over its three year term. The funds will be released to China Housing as needed.

Mr. William Xin, Chief Financial Officer of China Housing & Land Development, Inc., said, “We are very pleased to complete this financing that will support our Tsining JunJing II project to its completion expected in 2011.

“By the end of the second quarter, we had presold about $22.8 million in our Tsining JunJing II project. Based on the progress of our construction, we were able to recognize $12 million of that as revenues in the second quarter 2008. The remaining $10.8 million was recorded on our balance sheet in advances from customers and in accounts receivable. We expect to record additional revenues and net income from this project in future quarters as the construction reaches additional milestones and as additional units are sold under pre-sales purchase agreements. Tsining JunJing II also helped to create our strong cash position of $25.4 million at the end of the second quarter. We expect additional cash from this project in future quarters.

“Looking longer term, we have five projects that are expected to provide substantial growth in revenues and net income for our company in the years ahead. Those projects include Tsining JunJing II currently under construction, JunJing III in planning, and three projects within our 487-acre Baqiao site that are in the planning stage. First and second in Baqiao are Oriental Venice Town I and II, each with 5,500 apartments. And third is The Baqiao Hotel, which will be a hotel, office, and retail complex. As you know, our detailed planning for the entire Baqiao site is well underway. In January 2008, we raised $20 million by issuing senior secured convertible notes to institutional investors. The proceeds are funding the infrastructure work and land planning related to Baqiao.

“During both 2008 and subsequent years, we will remain focused on creating the most value for shareholders by using the company’s resources in the wisest possible ways and by doing our best to deliver attractive returns that are higher than the company’s cost of capital.”

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

By leveraging its strong relationships with China’s local state authorities, China Housing & Land Development has been able to capitalize on the supply of available land and develop residential and commercial properties, further increase China Housing’s brand recognition, and outperform its competitors in medium size residential and commercial real estate developments in greater Xi’an.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.‘s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments is as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

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China Housing & Land Development news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Contacts for investors and media

Jing Lu, Vice President & Board Secretary
+86 29.8258.2632 in Xi’an • jinglu@chldinc.com

William Xin, Chief Financial Officer
+86 150.9175.2090 in Xi’an
+1 917.371.9827 in San Francisco • william.xin@chldinc.com

Tom Myers, Christensen Investor Relations
+86 139.1141.3520 in Beijing • tmyers@christensenir.com

Kathy Li, Christensen Investor Relations
+1 212.618.1978 in New York • kli@christensenir.com